Exhibit 99.1

KMG to Cease Manufacturing Operations at KMG Italia Subsidiary and Shift Production to Alternate European Facilities

HOUSTON, Texas—(BUSINESS WIRE)—November 13, 2013—KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, announced that as part of a global restructuring of its Electronic Chemicals operations, the company will cease manufacturing operations at its KMG Italia subsidiary located in Milan, Italy. Production from the Milan manufacturing site will be shifted to the company’s facilities in France and the UK. Because KMG Italia remains a strategic location for serving valued customers, KMG will continue to operate its warehousing facility and customer service operations in Milan.

KMG Italia, acquired in 2008 as part of the Air Products & Chemicals high purity process chemicals business, manufactures and packages a variety of acids and solvents for use in the semiconductor and photovoltaic manufacturing industries. The transfer of production from the Milan site to alternate manufacturing locations will begin by the end of calendar 2013. KMG Italia’s production is expected to wind down over the next twelve months and cease completely by the end of calendar 2014.

“To better align our Electronic Chemicals business with industry demand for high purity process chemicals, we recently commenced an initiative to optimize our global manufacturing footprint. Last month we announced the closure of the Fremont, California site and transfer of production to our larger facilities primarily in the U.S. Today we are announcing a manufacturing realignment for our European operations, which will enable us to more efficiently and economically serve our global customers,” said Christopher Fraser, Chairman and CEO of KMG.

Mr. Fraser continued, “As previously disclosed, we project one-time restructuring charges of $4-5 million in fiscal 2014, partially offset by incremental benefits of $2-3 million during the year from restructuring-related synergies and commercial benefits. These estimated restructuring charges and their benefits pertain to the manufacturing realignment initiatives at our Fremont, California and Milan, Italy sites.

“Once completed in fiscal 2015, this restructuring is expected to generate annualized benefits of $6-8 million for our Electronic Chemicals segment, excluding one-time projected restructuring charges of $7-9 million on a cumulative basis over fiscal 2014 and fiscal 2015. In addition, we intend to incur an incremental $2 million of capital expenditures primarily in fiscal 2014 to accomplish these plans.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

Safe Harbor Statement

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

KMG Chemicals, Inc.

Eric Glover, 713.600.3865

Investor Relations Manager

http://kmgchemicals.com